Exhibit 99.1

Contact:
Bee van Kessel
Tel : +41 44 718 3685
Email: bvankessel@trinseo.com

Trinseo Reports Third Quarter 2024 Financial Results and Provides Fourth Quarter Outlook

Third Quarter 2024 and Other Highlights

●	Net loss of $87 million, including pre-tax restructuring and other charges of $26 million related to recently announced restructuring initiatives, and EPS of negative $2.47
●	Adjusted EBITDA* of $66 million was $25 million higher than prior year
●

Cash provided by operations of $9 million and capital expenditures of $12 million resulted in Free Cash Flow* of negative $3 million, a sequential improvement of $53 million. Third quarter Free Cash Flow* included a $16 million decrease in trade working capital

●

Third quarter ending cash of $167 million, of which $2 million was restricted, with approximately $177 million of additional available liquidity under two committed financing facilities with continued focus on cash management and liquidity

●

Announced restructuring initiatives focused on the consolidation of business management and support function roles, which are expected to result in cost savings of $25 million in 2025 and full run rate savings of $30 million by the end of 2026

	Three Months Ended
	September 30,
$millions, except per share data	2024	2023
Net Sales	$868	$879
Net Loss	(87)	(38)
Diluted EPS ($)	(2.47)	(1.09)
Adjusted Net Loss*	(58)	(36)
Adjusted EPS ($)*	(1.62)	(1.03)
EBITDA*	37	29
Adjusted EBITDA*	66	41

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — November 6, 2024 — Trinseo (NYSE: TSE), a specialty material solutions provider, today reported its third quarter 2024 financial results. Net sales of $868 million in the third quarter decreased 1% versus prior year. Lower sales volumes, primarily related to intentional volume reduction of low-margin business in Polystyrene and, to a lesser extent, Latex Binders, resulted in an 8% decrease in net sales. Higher prices, from the pass-through of higher raw material costs, led to a 7% increase.

Third quarter net loss of $87 million was $49 million worse than prior year primarily due to higher interest, tax and restructuring expenses in the current year. However, Adjusted EBITDA of $66 million, which included a favorable impact of $3 million from net timing, was $25 million above prior year, reflecting improved results in all business segments except Americas Styrenics, which was negatively impacted by unplanned outages during the quarter. Savings from previously announced restructuring actions, lower natural gas hedge losses and a favorable net timing variance positively contributed to third quarter results.

Commenting on the Company’s third quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “As expected, market conditions and Adjusted EBITDA were sequentially similar to the prior quarter. Despite continued weak demand in many of our end markets, particularly building and construction and appliances, we saw significant year-over-year profitability improvement largely as a result of our restructuring actions and continued moderation of European input costs.”

Third Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $207 million for the quarter increased 12% versus prior year including a 6% impact from higher sales volume primarily from higher sales of compounds for consumer electronics and medical applications. Additionally, higher price, due to favorable product mix and higher MMA market prices, resulted in a 6% increase. Adjusted EBITDA of $25 million was $20 million above prior year due to higher margins from moderating input costs and a favorable net timing variance, as well as higher sales volumes.
●	Latex Binders net sales of $242 million for the quarter increased 8% versus prior year as a 4% impact from lower volumes, primarily in paper and carpet applications in Asia and Europe, was more than offset by a 12% impact from higher price from the pass-through of higher raw material costs. Adjusted EBITDA of $26 million was $8 million above prior year due to higher margin from the exit of styrene production in Terneuzen as well as a favorable net timing variance. While total sales volume decreased, the Adjusted EBITDA impact was neutral because of improved regional and product mix. Sales volumes sold to CASE applications accounted for 12% of total segment volumes for the second quarter in a row and increased 6% over prior year.
●	Plastics Solutions net sales of $268 million for the quarter were 3% above prior year from higher price due to the pass-through of higher raw material costs. Adjusted EBITDA of $28 million was $11 million above prior year due to higher margin from the exit of styrene production in Terneuzen as well as higher fixed cost absorption related to building inventory ahead of the Stade, Germany virgin polycarbonate closure. This inventory build is expected to reverse in the fourth quarter.
●	Polystyrene net sales of $151 million for the quarter were 28% below prior year including a 35% impact from lower sales volume. This was a result of lower styrene-related sales following the closure of Terneuzen, the Netherlands styrene production facility, and an intentional reduction of low-margin sales to optimize plant operations and sales mix. This was partially offset by a 7% impact from higher price from the pass-through of higher styrene costs. Adjusted EBITDA of $4 million was $5 million above prior year as higher margins and lower fixed costs from the exit of styrene production in Terneuzen was partially offset by lower sales volumes.
●	Americas Styrenics Adjusted EBITDA of $4 million for the quarter was $15 million below prior year due to unplanned outages and lower styrene margins.

2024 Outlook

●	Fourth quarter 2024 net loss of $81 million to $71 million
●	Fourth quarter 2024 Adjusted EBITDA of $40 million to $50 million

Commenting on the fourth quarter outlook, Bozich said, “We expect Adjusted EBITDA to be sequentially lower from year-end seasonality, but still higher than the prior year due to the benefits from our restructuring initiatives. We also expect free cash flow to turn positive in the fourth quarter due to typical seasonal working capital improvements.”

Bozich continued, “While we are pleased to see a sustained higher level of profitability, low demand has persisted in many of our end markets and the timing of a broad market improvement is uncertain. Therefore, we made the difficult decision to take additional restructuring actions including the consolidation of business management and support-function roles, and the decision to exit virgin polycarbonate production at our facility in Stade. While decisions like these are never easy, we believe they will result in a more streamlined organizational structure and manufacturing footprint against a challenging macroeconomic backdrop that is beyond our control.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its third quarter 2024 financial results on Thursday, November 7, 2024 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Bee van Kessel, Senior Vice President, Corporate Finance and Investor Relations.

For those interested in asking questions during the Q&A session, please register using the following link:

●	Conference Call Registration

For those interested in listening only, please register for the webcast using the following link:

●	Webcast Registration

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register in advance to ensure you are connected for the full call.

Trinseo has posted its third quarter 2024 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 7, 2025.

About Trinseo

Trinseo (NYSE: TSE), a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.7 billion in 2023. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” “outlook,” “will,” “may,” “might,” “see,” “tend,” “assume,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to successfully implement proposed restructuring initiatives, including the closure of certain plants and production lines, and to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; the timing of, and our ability to complete, the sale of our interest in Americas Styrenics; increased costs or disruption in the supply of raw materials; deterioration of our credit profile limiting our access to commercial credit;increased energy costs; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; conditions in the global economy and capital markets; our current and future levels of indebtedness and ability to service our debt; our ability to meet the covenants under our existing indebtedness; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$867.7	$879.0	$2,691.7	$2,837.9
Cost of sales	787.1	847.7	2,482.1	2,715.9
Gross profit	80.6	31.3	209.6	122.0
Selling, general and administrative expenses	97.0	66.6	237.2	205.1
Equity in earnings of unconsolidated affiliate	4.0	19.0	25.8	49.2
Impairment and other charges	—	0.1	—	349.5
Operating loss	(12.4)	(16.4)	(1.8)	(383.4)
Interest expense, net	72.3	46.6	200.0	125.1
Loss on extinguishment of long-term debt	0.6	6.3	0.6	6.3
Other income, net	(1.4)	(13.2)	(0.9)	(19.0)
Loss before income taxes	(83.9)	(56.1)	(201.5)	(495.8)
Provision for (benefit from) income taxes	3.4	(17.7)	29.1	(59.5)
Net loss	$(87.3)	$(38.4)	$(230.6)	$(436.3)
Weighted average shares- basic	35.4	35.2	35.3	35.1
Net loss per share- basic	$(2.47)	$(1.09)	$(6.53)	$(12.42)
Weighted average shares- diluted	35.4	35.2	35.3	35.1
Net loss per share- diluted	$(2.47)	$(1.09)	$(6.53)	$(12.42)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 30,	December 31,
	2024	2023
Assets
Cash and cash equivalents	$165.3	$259.1
Accounts receivable, net of allowance	474.5	490.8
Inventories	434.8	404.7
Other current assets	45.1	39.5
Investments in unconsolidated affiliate	263.0	252.2
Property, plant, equipment, goodwill, and other intangible assets, net	1,314.9	1,401.4
Right-of-use assets - operating, net	65.6	65.3
Other long-term assets	119.6	116.2
Total assets	$2,882.8	$3,029.2
Liabilities and shareholders’ equity
Current liabilities	814.2	672.6
Long-term debt, net of unamortized deferred financing fees	2,187.3	2,277.6
Noncurrent lease liabilities - operating	54.3	51.7
Other noncurrent obligations	307.0	295.3
Shareholders’ equity	(480.0)	(268.0)
Total liabilities and shareholders’ equity	$2,882.8	$3,029.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
Cash flows from operating activities
Cash provided by (used in) operating activities	$(99.3)	$131.2

Cash flows from investing activities
Capital expenditures	(42.1)	(49.1)
Proceeds from the sale of businesses and other assets	8.2	38.0
Cash used in investing activities	(33.9)	(11.1)

Cash flows from financing activities
Deferred financing fees	(4.6)	(9.5)
Short-term borrowings, net	(14.0)	(8.9)
Dividends paid	(1.3)	(17.6)
Proceeds from exercise of option awards	—	0.1
Withholding taxes paid on restricted share units	—	(2.0)
Acquisition-related contingent consideration payment	(0.7)	(1.2)
Net proceeds from issuance of 2028 Refinance Term Loans	—	1,044.9
Repurchases and repayments of long-term debt	(13.7)	(1,054.0)
Proceeds from Accounts Receivable Securitization Facility	438.2	—
Repayments of Accounts Receivable Securitization Facility	(363.2)	—
Cash provided by (used in) financing activities	40.7	(48.2)
Effect of exchange rates on cash	(1.0)	(5.0)
Net change in cash, cash equivalents, and restricted cash	(93.5)	66.9
Cash, cash equivalents, and restricted cash—beginning of period	261.1	211.7
Cash, cash equivalents, and restricted cash—end of period	$167.6	$278.6
Less: Restricted cash	2.3	—
Cash and cash equivalents—end of period	$165.3	$278.6

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
Engineered Materials	$207.5	$186.0	$626.8	$598.4
Latex Binders	241.9	223.7	735.8	727.5
Plastics Solutions	267.7	259.0	796.1	840.9
Polystyrene	150.6	210.3	533.0	671.1
Americas Styrenics*	—	—	—	—
Total Net Sales	$867.7	$879.0	$2,691.7	$2,837.9

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	September 30,
(In millions, except per share data)	2024	2023
Net loss	$(87.3)	$(38.4)
Interest expense, net	72.3	46.6
Provision for (benefit from) income taxes	3.4	(17.7)
Depreciation and amortization	48.3	38.2
EBITDA	$36.7	$28.7
Net gain on disposition of businesses and assets	—	(9.3)	Selling, general, and administrative expenses; Other expense (income), net
Restructuring and other charges (a)	28.5	13.8	Selling, general, and administrative expenses
Asset impairment charges or write-offs	—	0.5	Impairment and other charges
Other items (b)	0.9	7.2	Cost of goods sold; Selling, general, and administrative expenses; Loss on extinguishment of long-term debt
Adjusted EBITDA	$66.1	$40.9
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	66.1	40.9
Interest expense, net	72.3	46.6
Provision for income taxes - Adjusted (c)	3.5	(18.6)
Depreciation and amortization - Adjusted (d)	47.8	49.2
Adjusted Net Loss	$(57.5)	$(36.3)
Weighted average shares- diluted	35.4	35.2
Adjusted EPS	$(1.62)	$(1.03)

Adjusted EBITDA by Segment:
Engineered Materials	$25.0	$4.8
Latex Binders	25.6	18.4
Plastics Solutions	27.7	16.9
Polystyrene	4.1	(0.7)
Americas Styrenics	4.0	19.0
Corporate Unallocated	(20.3)	(17.5)
Adjusted EBITDA	$66.1	$40.9

(a)	Restructuring and other charges for the 2024 and 2023 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(b)	Other items for the 2024 and 2023 periods primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, as well as costs related to our transition to a new enterprise resource planning system.
(c)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(d)	Amounts for the three months ended September 30, 2024 and 2023 excludes accelerated depreciation of $(0.4) million and $11.0 million, respectively. The 2024 period charges are primarily related to the shortening of the useful life of certain assets related to the asset optimization and corporate restructuring plan. The 2023 period charges are primarily related to the shortening of the useful life of certain assets related to the asset restructuring plan as well as charges related to the shortening of the useful life of certain IT assets related to the Company’s transition to a new enterprise resource planning system.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net loss to forecasted Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS for the three months ended December 31, 2024. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts. Totals may not sum due to rounding.

Three Months Ended
December 31,
(In millions, except per share data)	2024
Adjusted EBITDA	$40 - 50
Interest expense, net	68
Provision for income taxes	5
Depreciation and amortization	48
Reconciling items to Adjusted EBITDA (e)	—
Net Loss	(81) - (71)
Reconciling items to Adjusted Net Loss (e)	—
Adjusted Net Loss	$(81) - (71)

Weighted average shares - diluted (f)	35.3
EPS - diluted ($)	$(2.29) - (2.01)
Adjusted EPS ($)	$(2.29) - (2.01)

(e)	Reconciling items to Adjusted EBITDA and Adjusted Net Income (Loss) are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted fourth quarter ended December 31, 2024, we have not included estimates for these items.
(f)	Weighted average shares presented for the purpose of forecasting EPS and Adjusted EPS assume that the Company will be in a net loss position for fourth quarter 2024, and therefore excludes the impact of potentially dilutive shares, as the inclusion of said shares would have an anti-dilutive effect. Further, the weighted average shares presented do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
Cash provided by (used in) operating activities	$8.8	$29.3	$(99.3)	$131.2
Capital expenditures	(12.2)	(13.5)	(42.1)	(49.1)
Free Cash Flow	$(3.4)	$15.8	$(141.4)	$82.1